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                            [ROPES & GRAY letterhead]





                                February 4, 2000



Forrester Research, Inc.
400 Technology Square
Cambridge, Massachusetts  02139

         Re:   Forrester Research, Inc.

Ladies and Gentlemen:

         This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 3,269,450 shares of common stock, $.01 par value (the "Shares"), of Forrester Research, Inc., a Delaware corporation (the "Company"). The Shares are to be sold pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into among the Company, the stockholders of the Company named on Schedule II thereto (the "Selling Stockholders") and Goldman, Sachs & Co., Adams, Harkness & Hill, Inc., Thomas Weisel Partners LLC, FAC/Equities and William Blair & Company, as representatives of the underwriters named therein.

         We have acted as counsel for the Company and the Selling Stockholders in connection with the issuance and sale by the Company, and the sale by the Selling Stockholders, of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. For purposes of this opinion, we have assumed that (i) the amendment (the "Amendment") to the Company's Restated Certificate of Incorporation (the "Restated Certificate") authorized by the Company's Board of Directors on December 17, 1999 increasing the number of authorized shares of Common Stock to 125,000,000 shares has been approved by a majority of the shares of the Common Stock entitled to vote on the Amendment in accordance with law and the Company's Restated Certificate and (ii) a certificate of amendment to the Restated Certificate with respect to the Amendment has been properly filed with the Secretary of State of Delaware in accordance with the laws of the State of Delaware.
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Forrester Research, Inc.              -2-                       February 4, 2000



         We express no opinion as to the applicability of compliance with or effect of Federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts and the corporate laws of the State of Delaware.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares to be sold by the Selling Stockholders that are issuable upon the exercise of options issued by the Company, have been issued in accordance with the terms of such options and the Company's stock option plan and sold pursuant to the Underwriting Agreement, and when the Shares to be issued and sold by the Company pursuant to the Underwriting Agreement have been issued and sold and the Company has received the consideration therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

         We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Validity of Common Stock".

         It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                   Very truly yours,



                                   Ropes & Gray